UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2018

DOCUMENT SECURITY SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

New York	001-32146	16-1229730
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Canal View Boulevard Suite 300 Rochester, NY	14623
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 325-3610

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation under an Off-Balance Sheet Arrangement

As previously reported in a Current Report on Form 8-K filed on February 16, 2018, DSS Technology Management, Inc. (“DSSTM”), a wholly-owned subsidiary of Document Security Systems, Inc. (the “Company”), and a party to an Investment Agreement (the “Agreement”) along with Fortress Credit Co LLC (the “Collateral Agent”), certain investors (the “Investors”) and the Company (collectively, the “Parties”), failed to pay the Investors the aggregate amounts owed under the Agreement as of February 13, 2018 (the “Maturity Date”). This failure to pay constituted an Event of Default under the Agreement (the “Existing Default”). On June 26, 2018, the Parties agreed that certain promissory notes (the “Notes”) that were entered into pursuant to the Agreement, having an aggregate remaining balance of $3,714,129 as of the Maturity Date, are discharged, without the assignment to the Investors of any of the collateral that secured the repayment under the Agreement. However, in the event there are any future recoveries by DSSTM with respect to monetization activities relating to the collateralized patents or applicable proceed rights set forth in the Agreement, the contractual payment provisions of the Agreement will apply and the Investors will be entitled to receive payment of such proceeds. As a result of the discharge of the Notes, the Company expects to record a net gain on extinguishment of liabilities of approximately $3.5 million in the second quarter of 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

DOCUMENT SECURITY SYSTEMS, INC.

Dated: June 28, 2018	By:	/s/ Jeffrey Ronaldi
Jeffrey Ronaldi
Chief Executive Officer